Exhibit 3.1

STATUTEN der Chubb Limited (Chubb AG) (Chubb SA)	ARTICLES OF ASSOCIATION of Chubb Limited (Chubb AG) (Chubb SA)
I. Firma, Sitz und Zweck der Gesellschaft	I. Name, Domicile and Purpose of the Company
Artikel 1 Firma, Sitz und Dauer der Gesellschaft	Article 1 Corporate Name, Registered Office and Duration
Unter der Firma Chubb Limited (Chubb AG) (Chubb SA) besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Zürich. Die Dauer der Gesellschaft ist unbeschränkt.

Under the corporate name

Chubb Limited

(Chubb AG)

(Chubb SA)

a Company exists pursuant to art. 620 et seq. of the Swiss Code of Obligations (hereinafter “CO”) having its registered office in Zurich. The duration of the Company is unlimited.

Artikel 2   Zweck

a)     Hauptzweck der Gesellschaft ist der Erwerb, das Halten und der Verkauf von Beteiligungen an Unternehmen, insbesondere, jedoch nicht ausschliesslich, solcher der Direkt- und Rückversicherungsbranche.

Die Gesellschaft kann Finanz- und Management-Transaktionen ausführen. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.

Article 2    Purpose

a)     The main purpose of the Company is to acquire, hold, manage and to sell equity participations, including in insurance and reinsurance companies as well as in other companies.

The Company may carry out finance and management transactions and set up branches and subsidiaries in Switzerland and abroad.

Die Gesellschaft kann im In- und Ausland Grundstücke erwerben, halten und veräussern.	The Company may acquire, hold and sell real estate in Switzerland and abroad.
b) Die Gesellschaft kann alle Geschäfte tätigen, die geeignet sind, den Zweck der Gesellschaft zu fördern und mit dem Zweck im Zusammenhang stehen.	b) The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related to the same.
II. Aktienkapital und Aktien	II. Share Capital and Shares

Artikel 3   Aktienkapital

a)     Das Aktienkapital der Gesellschaft beträgt CHF 11’586’780’315.60 und ist eingeteilt in 479’783’864 auf den Namen lautende Aktien im Nennwert von CHF 24.15 je Aktie. Das Aktienkapital ist vollständig liberiert.

Article 3    Share Capital

a)     The share capital of the Company amounts to CHF 11,586,780,315.60 and is divided into 479,783,864 registered shares with a nominal value of CHF 24.15 per share. The share capital is fully paid-in.

b) Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	b) Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 4   Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung

a)     Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 796’950’000.00 durch Ausgabe von höchstens 33’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.

Article 4    Conditional Share Capital for Bonds and Similar Debt Instruments

a)     The share capital of the Company shall be increased by an amount not exceeding CHF 796,950,000.00 through the issue of a maximum of 33,000,000 registered shares, payable in full, each with a nominal value of CHF 24.15 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

b)     Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen oder Beteiligungen, von durch die Gesellschaft geplanten neuen Investitionen oder bei der Emission von Options- und Wandelanleihen über internationale Kapitalmärkte sowie im Rahmen von Privatplatzierungen. Der Ausschluss des Vorwegszeichnungsrechts ist ausschliesslich unter folgenden kumulativen Bedingungen zulässig: (1) Die Instrumente müssen zu Marktkonditionen emittiert werden, (2) die Frist, innerhalb welcher die Options- und Wandelrechte ausgeübt werden können, darf ab Zeitpunkt der Emission des betreffenden Instruments bei Optionsrechten 10 Jahre und bei Wandelrechten 20 Jahre nicht überschreiten und (3) der Umwandlungs- oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis zum Zeitpunkt der Emission des betreffenden Instruments zu entsprechen.

b)     Shareholders’ pre-emptive rights are excluded. Shareholders’ advance subscription rights with regard to the new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

c)     Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

c)     The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5   Bedingtes Aktienkapital für Mitarbeiterbeteiligungen

a)     Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 613’673’935.35 durch Ausgabe von höchstens 25’410’929 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder ihrer Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.

Article 5    Conditional Share Capital for Employee Benefit Plans

a)     The share capital of the Company shall be increased by an amount not exceeding CHF 613,673,935.35 through the issue from time to time of a maximum of 25,410,929 registered shares, payable in full, each with a nominal value of CHF 24.15, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director, or other person providing services to the Company or a subsidiary.

b)     Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre ausgeschlossen. Neue Aktien dieser Art können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inkl. den Preis der Aktien.

b)     Shareholders’ pre-emptive rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

c) Der Erwerb von Namenaktien im Zusammenhang mit Mitarbeiterbeteiligungen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

c)     The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 6   Genehmigtes Kapital zu allgemeinen Zwecken

a)     Der Verwaltungsrat ist ermächtigt das Aktienkapital jederzeit bis zum 22. Oktober 2017 im Maximalbetrag von CHF 677’372’434.20 durch Ausgabe von höchstens 28’048’548 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie zu erhöhen.

Article 6    Authorized Share Capital for General Purposes

a)     The Board of Directors is authorized to increase the share capital from time to time until October 22, 2017 by an amount not exceeding CHF 677,372,434.20 through the issue of up to 28,048,548 fully paid up registered shares with a nominal value of CHF 24.15 each.

b)     Erhöhungen auf dem Weg der Festübernahme sowie Erhöhungen in Teilbeträgen sind gestattet. Der Ausgabebetrag, die Art der Einlage, der Zeitpunkt der Dividendenberechtigung sowie die Zuweisung nicht ausgeübter Bezugsrechte werden durch den Verwaltungsrat bestimmt.

b)     Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non exercised pre-emptive rights shall be determined by the Board of Directors.

c)     Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen und diese Dritten zuzuweisen, wenn die neu auszugebenden Aktien zu folgenden Zwecken verwendet werden: (1) Fusionen, Übernahmen von Unternehmen oder Beteiligungen, Finanzierungen und Refinanzierungen solcher Fusionen und Übernahmen sowie anderweitige Investitionsvorhaben (unter Einschluss von Privatplatzierungen), (2) Stärkung der regulatorischen Kapitalbasis der Gesellschaft oder ihrer Tochtergesellschaften (unter Einschluss von Privatplatzierungen), (3) zur Erweiterung des Aktionariats oder (4) zum Zwecke der Mitarbeiterbeteiligung.

c)     The Board of Directors is authorized to exclude the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements), (2) to improve the regulatory capital position of the company or its subsidiaries (including by way of private placements), (3) broadening the shareholder constituency or (4) for the purpose of the participation of employees.

d)     Die Zeichnung sowie der Erwerb von Namenaktien aus genehmigtem Kapital zu allgemeinen Zwecken sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

d)     The subscription and acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 7   Aktienzertifikate

a)     Die Gesellschaft kann auf Druck und Auslieferung der Aktienzertifikate verzichten sowie bereits gedruckte Zertifikate annullieren. Letzteres setzt die Einlieferung der Zertifikate bei der Gesellschaft sowie das Einverständnis der Aktionäre voraus. Der Aktionär kann jedoch von der Gesellschaft jederzeit kostenlos Druck und Auslieferung der Aktienzertifikate verlangen. Die Gesellschaft kann die Namenaktien ihrerseits jederzeit drucken.

Article 7    Share Certificates

a)     The Company may forego the printing and delivery of registered shares and may cancel without replacement already printed shares. Registered shares already issued can only be cancelled when they are returned to the Company and the shareholder agrees. The shareholder may request at any time, without cost, the printing and delivery of his registered shares. The Company may for its part print out the registered shares at any time.

b)     Nicht verurkundete Namenaktien einschliesslich der daraus entspringenden Rechte können nur durch Zession übertragen werden. Die Zession bedarf zur Gültigkeit der Anzeige an die Gesellschaft. Die Berechtigung an den Zertifikaten der übertragenen Aktien wird durch rechtsgültige Zession übertragen und bedarf keiner Zustimmung seitens der Gesellschaft. Die Bank, welche abgetretene Namenaktien für die Aktionäre verwaltet, kann von der Gesellschaft über die erfolgte Zession benachrichtigt werden.

b)     Registered shares not physically represented by certificates and the rights arising therefrom can only be transferred by assignment. Such assignment shall not be valid unless notice is given to the Company. Title to the certificate of the transferred share is passed on to the transferee through legal and valid assignment and does not need the explicit consent of the Company. The bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of the assignment.

c)     Nicht verurkundete Namenaktien sowie die daraus entspringenden Vermögensrechte können ausschliesslich zugunsten der Bank, welche die Aktien im Auftrag des betreffenden Aktionärs verwaltet, verpfändet werden. Die Verpfändung bedarf eines schriftlichen Pfandvertrags. Eine Benachrichtigung der Gesellschaft ist nicht erforderlich.

c)     Registered shares not physically represented by certificates and the financial rights arising from these shares may only be pledged to the bank handling the book entries of such shares for the shareholder. The pledge must be made by means of a written pledge agreement. Notice to the Company is not required.

Artikel 8 Aktienregister; Beschränkungen der Übertragbarkeit	Article 8 Shareholder’s Register, Transfer Restrictions

a)     Für die Namenaktien wird ein Aktienbuch geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen, Wohnort, Adresse und Staatsangehörigkeit (bei juristischen Personen mit Sitz) eingetragen.

a)     Registered shares are issued in the name of the owner or the usufructuary. This person shall be entered in the share register with his name, address, domicile and citizenship (domicile in case of legal entities).

b)     Zur Eintragung ins Aktienbuch als Aktionär mit Stimmrecht ist die Zustimmung des Verwaltungsrats notwendig. Die Eintragung als Aktionär mit Stimmrecht kann in den in Art. 8 lit. c), d), e) und f) der Statuten festgehaltenen Fällen abgelehnt werden. Lehnt der Verwaltungsrat die Eintragung des Erwerbers als Aktionär mit Stimmrecht ab, benachrichtig er diesen innerhalb von 20 Tagen seit dem Eingang des Eintragungsgesuchs. Nicht anerkannte Erwerber werden als Aktionäre ohne Stimmrecht ins Aktienbuch eingetragen. Die entsprechenden Aktien gelten in der Generalversammlung als nicht vertreten.

b)     Entry in the share register of registered shares with voting rights is subject to the approval of the Board of Directors. Entry of registered shares with voting rights may be refused based on the grounds set out in Article 8(c), (d), (e) and (f). If the Board of Directors refuses to register the acquirer as shareholder with voting rights it shall notify the acquirer of such refusal within 20 days upon receipt of the application. Non-recognized acquirers shall be entered in the share register as shareholders without voting rights. The corresponding shares shall be considered as not represented in the General Meeting of Shareholders.

c)     Eine natürliche oder juristische Person wird in dem Umfang nicht als Aktionärin mit Stimmrecht im Aktienbuch eingetragen, in welchem die von ihr direkt oder indirekt im Sinne von Art. 14 der Statuten gehaltene oder sonstwie kontrollierte Beteiligung 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals beträgt. Dabei gelten Personen, die durch Absprache, Kapital, Stimmkraft, Leitung, Syndikat oder auf andere Weise miteinander verbunden sind, als eine Person. Im Umfang, in welchem eine derartige Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

c)     No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in Article 14 below) or otherwise control voting rights with respect to 10% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

d)     Die oben erwähnte 10% Limite gilt auch bei der Zeichnung oder Erwerb von Aktien, welche mittels Ausübung von Options- oder Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 10% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

d)     The limit of 10% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased pre-emptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 10% shall be entered in the share register as shares without voting rights.

e)     Der Verwaltungsrat verweigert die Eintragung ins Aktienbuch als Aktionär mit Stimmrecht oder entscheidet über die Löschung eines bereits eingetragenen Aktionärs mit Stimmrecht aus dem Aktienbuch, wenn der Erwerber auf sein Verlangen hin nicht ausdrücklich erklärt, dass er die Aktien im eigenen Namen und auf eigene Rechnung erworben hat.

e)     The Board of Directors shall reject entry of registered shares with voting rights in the share register or shall decide on their cancellation when the acquirer or shareholder upon request does not expressly state that she/he has acquired or holds the shares in her/his own name and for her/his own account.

f)     Der Verwaltungsrat verweigert die Eintragung natürlicher und juristischer Personen, welche Namenaktien für Dritte halten und dies schriftlich gegenüber der Gesellschaft erklären werden, als Treuhänder/Nominees mit unbeschränktem Stimmrecht ins Aktienbuch oder entscheidet über die Löschung aus dem Aktienbuch , wenn sie sich nicht dazu verpflichten, gegenüber der Gesellschaft auf deren schriftliches Verlangen hin jederzeit die Namen, Adressen und Beteiligungsquote derjenigen Personen offenzulegen, für welche sie die Namenaktien halten.

f)     The Board of Directors shall reject entry of individuals and legal entities, who hold registered shares for third parties and state this in writing to the Company, as nominees in the share register with voting rights without limitation or shall decide on their cancellation when the nominee does not undertake the obligation to disclose at any time to the Company at its written request the names, addresses and share holdings of each person for whom such nominee is holding shares.

g)     Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den obgenannten Beschränkungen (Art. 8 lit. c), d), e) and f) der Statuten) genehmigen. Sodann kann der Verwaltungsrat nach Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind oder wenn die betroffene Person die Auskunft gemäss Art. 8 lit. f) verweigert.

g)     The Board of Directors may in special cases approve exceptions to the above regulations (Article 8(c), (d), (e) and (f)). The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information and/or to delete entries in case the respective person refuses to make the disclosers according to Article 8(f).

h)     Solange ein Erwerber nicht Aktionär mit Stimmrecht im Sinne von Art. 8 der Statuten geworden ist, kann er weder die entsprechenden Stimmrechte noch die weiteren mit diesen in Zusammenhang stehenden Rechte wahrnehmen.

h)     Until an acquirer becomes a shareholder with voting rights for the shares in accordance with this Article 8, she/he may neither exercise the voting rights connected with the shares nor other rights associated with the voting rights.

III. Organisation	III. Organization
A. Die Generalversammlung	A. The General Meeting
Artikel 9 Befugnisse Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	Article 9 Authorities The General Meeting is the supreme corporate body of the Company. It has the following non-transferable powers:
1. die Festsetzung und Änderung der Statuten;	1. to adopt and amend the Articles of Association;

2.     die Wahl und Abwahl der Mitglieder des Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;

2. to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the independent proxy;
3. die Genehmigung des Lageberichts, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;

3.     to approve the statutorily required management report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

4. die Entlastung der Mitglieder des Verwaltungsrats;	4. to grant discharge to the members of the Board of Directors;
5. die Genehmigung der Vergütungen des Verwaltungsrats und der Geschäftsleitung gemäss Art. 25 der Statuten; und	5. to approve the compensation of the Board of Directors and the Executive Management in accordance with Article 25; and
6. die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	6. to pass resolutions regarding items which are reserved to the General Meeting by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 10 Generalversammlungen sowie deren Einberufung	Article 10 Meetings and Convening the Meeting

a)     Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort, welcher im In- oder Ausland sein kann, werden durch den Verwaltungsrat bestimmt.

a)     The ordinary General Meeting shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

b)     Ausserordentliche Generalversammlungen finden satt, wenn es die Generalversammlung, die Revisionsstelle oder der Verwaltungsrat für notwendig erachten. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10% des Aktienkapitals vertreten, es verlangen.

b)     Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital.

Artikel 11 Einberufung

Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle oder die Liquidatoren, einberufen. Die Einladung erfolgt mindestens 20 Tage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt.

Article 11 Notice

The General Meeting is summoned by the Board of Directors or if necessary by the Auditors or the liquidators. Notice of the General Meeting shall be given by publication in the “Schweizerisches Handelsamtsblatt” at least 20 days before the date of the meeting.

Artikel 12 Traktanden a) Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	Article 12 Agenda a) The Board of Directors shall state the matters on the agenda.

b)     Ein oder mehrere mit Stimmrecht eingetragene Aktionäre können, gemäss den gesetzlichen Bestimmungen, vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Begehren um Traktandierung ist schriftlich unter Angabe der Verhandlungsgegenstände und der Anträge an den Präsidenten des Verwaltungsrates mindestens 45 Tage vor der Generalversammlung einzureichen.

b)     One or more registered Shareholders may in compliance with the legal requirements demand that matters be included in the agenda. Such demands shall be in writing and shall specify the items and the proposals and has to be submitted to the Chairman up to 45 days before the date of the meeting.

c)     Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.

c) No resolution shall be passed on matters proposed only at the General Meeting and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

d)     In der Einberufung der Versammlung werden die Traktanden und die Anträge des Verwaltungsrates sowie derjenigen Aktionäre bekanntgegeben, welche die Traktandierung oder die Durchführung einer Generalversammlung verlangt haben.

d)     The notice of the meeting shall state the matters on the agenda and the proposals of the Board of Directors and of those shareholders who have demanded that a meeting be called or that matters be included in the agenda.

Artikel 13 Vorsitz und Protokoll

a)     Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrates, bei dessen Verhinderung ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.

Article 13 Chair, Minutes

a)     The General Meeting shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors, or by another Chairman elected for that day by the General Meeting.

b) Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmenzähler, welche keine Aktionäre sein müssen.	b) The Chairman designates a Secretary for the minutes as well as the scrutinizers who need not be shareholders.
c) Der Verwaltungsrat ist verantwortlich für die Protokollführung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	c) The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.

Artikel 14 Stimmrecht und Vertreter

a)     Jede Aktie berechtigt, unter Vorbehalt der Einschränkungen gemäss Art. 8 und Art. 14 lit. b) der Statuten, zu einer Stimme. Jeder stimmberechtigte Aktionär kann seine Aktien durch eine andere von ihm schriftlich bevollmächtigte Person vertreten lassen, welche kein Aktionär sein muss.

Article 14 Voting Rights and Shareholders Proxies

a)     Each share is entitled to one vote subject to the provisions of Article 8 and Article 14(b) below. Each shareholder may be represented at the General Meeting by another person who is authorized by a written proxy and who does not need to be a shareholder.

b)     Ungeachtet lit. a) vorstehend, gilt Folgendes: Sobald und solange eine natürliche oder juristische Person 10% oder mehr des im Handelsregister eingetragenen Aktienkapitals der Gesellschaft kontrolliert, ist diese bei ordentlichen oder ausserordentlichen Generalversammlungen maximal zu den gemäss nachfolgender Formel zu eruierenden Stimmen (abgerundet auf die nächst tiefere, runde Zahl) berechtigt:

b)     Notwithstanding para. a) above, if and so long as the Controlled Shares of any individual or legal entity constitute ten percent (10%) or more of the registered share capital recorded in the Commercial Register, such individual or legal entity shall be entitled to cast votes at any General Meeting or Extraordinary General Meeting in the aggregate equal to the number (rounded down to the nearest whole number) obtained from following formula:

(T ÷ 10) – 1	(T ÷ 10) – 1
Wobei gilt: “T” ist gleich der Gesamtanzahl der Stimmrechte, welche auf dem im Handelsregister eingetragenen gesamten Aktienkapital der Gesellschaft verliehen werden.	Where: “T” is the aggregate number of votes conferred by all the registered share capital recorded in the Commercial Register.
c) Als “kontrolliert” im Sinne dieses Artikels gelten folgende Aktien:	c) For purposes of this Article 14,“Controlled Shares” in reference to any individual or entity means:
(aa) alle Aktien der Gesellschaft, welche direkt oder indirekt von einer natürlichen oder juristischen Person gehalten werden, wobei:	(aa) all shares of the Company directly, indirectly or constructively owned by such individual or entity; provided that

(i)    Aktien, welche direkt oder indirekt von einer Personengesellschaft (Partnership), von einem Trust oder einer anderweitigen Vermögensmasse (z.B. Nachlass) gehalten werden, anteilsmässig auf die hinter diesen Strukturen stehenden Partner oder wirtschaftlich Berechtigten angerechnet werden; und

(i) shares owned, directly or indirectly, by or for a partnership, or trust or estate will be considered as being owned proportionately by its partners, or beneficiaries; and

(ii)   Aktien, welche direkt oder indirekt von einer körperschaftlich organisierten Gesellschaft gehalten werden als anteilsmässig von den Aktionären solcher Gesellschaften, welche ihrerseits mehr als 50% der ausgegebenen stimmberechtigten Aktien ebensolcher halten, gehalten gelten; und

(ii)   shares owned, directly or indirectly, by or for a corporation will be considered as being owned proportionately by any shareholder owning 50% or more of the outstanding voting shares of such corporation; and

(iii) Aktien, welche durch die Ausübung von Wandel-, Options- oder ähnlichen Rechten entstehen können, als vom Inhaber des entsprechenden Rechts gehalten gelten; und	(iii) shares subject to options, warrants or other similar rights shall be deemed to be owned; and
(bb) alle Aktien der Gesellschaft, welche direkt oder indirekt von einer natürlichen oder juristischen Person als wirtschaftlich Berechtigte gehalten werden, wobei als solche jede Person gilt, die:	(bb) all Shares of the Company directly, indirectly beneficially owned by such individual or entity; provided that

(i) direkt oder indirekt, durch jede Art von Vertrag, Vereinbarung, anderweitige Rechtsbeziehung oder sonstwie alleine oder zusammen mit anderen derartigen Personen über Folgendes verfügt:	(i) a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(1) Einfluss auf das Stimmrecht der betreffenden Aktien, sei dies direkt oder indirekt; und/oder	(1) voting power which includes the power to vote, or to direct the voting of, such security; and/or
(2) Einfluss auf die Verfügungsberechtigung an den betreffenden Aktien, sei dies direkt oder indirekt;	(2) investment power which includes the power to dispose, or to direct the disposition of, such security.

(ii)   direkt oder indirekt Trusts, Vollmachten, übrige Vertretungsberechtigungen oder sonstige vertragliche Abreden errichtet oder benutzt in der Absicht, ihre wirtschaftliche Berechtigung an den Aktien zu überdecken, um die einschlägigen Bestimmungen dieser Statuten über die als kontrolliert geltenden Aktien zu umgehen;

(ii)   Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.

(iii)  die das Recht hat innerhalb von 60 Tagen die wirtschaftliche Berechtigung an Aktien zu erwerben, insbesondere, jedoch nicht abschliessend, durch: (A) Ausübung von Wandel-, Options- oder sonstigen Rechten; (B) durch die Umwandlung eines Wertpapiers; (C) durch die automatische Aufhebung eines Trusts, eines Vermögensverwaltungskontos oder einer ähnlichen Vereinbarung; oder (D) durch Ablauf der Dauer eines Trusts, eines Vermögensverwaltungskontos oder einer ähnlichen Vereinbarung.

(iii)  A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of such shares within 60 days, including but not limited to any right to acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

d)     Der Verwaltungsrat hat das Recht die Bestimmungen des Artikels 14 der Statuten auszulegen und die Berechtigung von natürlichen und juristischen Personen an Aktien der Gesellschaft zur Sicherstellung der Umsetzung dieser Bestimmungen festzulegen. Bei der Auslegung kann der Verwaltungsrat Gesetze, Reglemente und übrige Bestimmungen sowie Rechtsprechung aus dem In- und Ausland beiziehen, welche Art. 14 der Statuten ähnlich sind.

d)     The Board of Directors shall have the authority to interpret the provisions of this Article 14 and to determine the ownership of shares by any individual or entity so as to fully implement the provisions of this Article 14. In so interpreting this Article 14, the Board of Directors may look to laws, rules, regulations and court decisions (including of countries outside of Switzerland) having language substantially similar to this Article 14.

e) Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von den vorerwähnten Stimmrechtsbeschränkungen gewähren.	e) The Board of Directors may in special cases allow exceptions from this limitation on voting rights.
Artikel 15 Unabhängiger Stimmrechtsvertreter und weitere Vertretungsregeln	Article 15 Independent Proxy and Additional Rules on Proxies
a) Die Generalversammlung wählt einen unabhängigen Stimmrechtsvertreter. Die Amtszeit endet jeweils mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	a) The General Meeting shall elect an Independent Proxy. The term of office ends in each case at the end of the next ordinary General Meeting. Re-election is permitted.

b)     Jeder stimmberechtigte Aktionär kann seine Aktien durch den von ihm schriftlich oder elektronisch bevollmächtigten unabhängigen Stimmrechtsvertreter oder durch eine andere Person in Übereinstimmung mit Art. 14 lit. a) vertreten lassen. Die Mitglieder des Verwaltungsrates und der Geschäftsleitung dürfen Aktionäre vertreten, sofern es sich nicht um eine institutionalisierte Vertretung handelt. Verwahrungsstellen dürfen Aktionäre vertreten und gelten nicht als Depotvertreter (im Sinne von Art. 689d OR), sofern sie aufgrund einer schriftlichen Vollmacht und nach Massgabe von konkreten oder allgemeinen Weisungen des betreffenden Aktionärs handeln.

b)     Each shareholder may be represented at the General Meeting by the Independent Proxy by way of a written or electronic proxy or by another person in accordance with Article 14(a). The members of the Board of Directors and the Executive Management are allowed to represent shareholders provided that this does not constitute an institutionalized representation of shareholders. Custodians may represent shareholders and shall not be deemed depositary representatives (in the sense of Art. 689d of the Swiss Code of Obligations), provided that they act based on a written proxy and in accordance with specific or general instructions of the relevant shareholder.

c)     Der unabhängige Stimmrechtsvertreter ist verpflichtet, die von ihm vertretenen Stimmrechte weisungsgemäss auszuüben. Hat er keine Weisungen erhalten, so enthält er sich der Stimme. Eine allgemeine oder konkludente Weisung, bei in der Einberufung bekanntgegebenen und/oder nicht bekanntgegebenen Anträgen jeweils im Sinne des Antrages des Verwaltungsrates zu stimmen, gilt als gültige Weisung zur Stimmrechtsausübung.

c)     The Independent Proxy is obliged to exercise the represented voting rights in accordance with instructions. If no instructions were obtained, it shall abstain from voting. A general or implied instruction to vote according to the proposal of the Board of Directors in respect of proposals announced and/or not announced in the invitation shall be considered a valid instruction to exercise voting rights.

d)     Der unabhängige Stimmrechtsvertreter kann sich an der Generalversammlung durch einen Vertreter oder eine untergeordnete Person vertreten lassen. Der unabhängige Stimmrechtsvertreter bleibt für die Erfüllung seiner Pflichten vollumfänglich verantwortlich.

d) The Independent Proxy may be represented at the General Meeting by a representative or a subordinate person. The Independent Proxy remains fully responsible for fulfilling its duties.

e)     Fällt der unabhängige Stimmrechtsvertreter aus, stellt der Verwaltungsrat ihn nach den gesetzlichen Vorschriften in seiner Funktion ein, oder hat die Gesellschaft aus anderen Gründen keinen handlungsfähigen unabhängigen Stimmrechtsvertreter, so ernennt der Verwaltungsrat einen neuen unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung. Bisher abgegebene Vollmachten und Stimmrechtsinstruktionen behalten ihre Gültigkeit für den neuen unabhängigen Stimmrechtsvertreter, solange ein Aktionär nicht ausdrücklich etwas anderes anordnet.

e)     If the Independent Proxy is not available anymore to hold office, if the Board of Directors lawfully suspends him from its office, or if the Company does not have an Independent Proxy capable of acting for other reasons, then the Board of Directors shall appoint a new Independent Proxy for the next General Meeting. Proxies and voting instructions that were already issued remain valid for the new Independent Proxy as long as a shareholder does not explicitly determine otherwise.

f)     Der Verwaltungsrat kann Verfahrensvorschriften im Zusammenhang mit der Teilnahme und Vertretung von Aktionären an der Generalversammlung erlassen und insbesondere die Erteilung von Weisungen an den unabhängigen Stimmrechtsvertreter näher regeln. Er sorgt dafür, dass die Aktionäre dem unabhängigen Stimmrechtsvertreter auch elektronische Vollmachten und Weisungen erteilen können, wobei er ermächtigt ist, vom Erfordernis einer qualifizierten elektronischen Signatur ganz oder teilweise abzusehen.

f)     The Board of Directors may pass procedural provisions in connection with the participation in and the representation at the General Meeting and in particular regulate in more detail the issuing of instructions to the Independent Proxy. It shall make sure that the shareholders are able to grant powers of attorneys and can issue instructions to the Independent Proxy by electronic means. In doing so, it is entitled to waive entirely or in part the requirement of a qualified electronic signature.

Artikel 16 Beschlüsse a) Die Generalversammlung ist beschlussfähig ohne Rücksicht auf die Zahl der anwesenden Aktionäre oder der vertretenen Aktien.	Article 16 Resolutions a) The General Meeting may pass resolutions without regard to the number of shareholders present or shares represented.

b)     Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder diese Statuten nichts anderes vorsehen, mit der einfachen Mehrheit der abgegebenen Stimmen (wobei Enthaltungen, sog. Broker Nonvotes, leere oder ungültige Stimmen für die Bestimmung des Mehr nicht berücksichtigt werden).

b)     Unless otherwise required by law or the Articles of Association, the General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

c)     Der Vorsitzende bestimmt das Abstimmungsverfahren. Erfolgen die Wahlen nicht elektronisch haben sie mittels Stimmzettel zu erfolgen, wenn mindestens 50 anwesende Aktionäre dies per Handzeichen verlangen. Die Weisungserteilung via Internet oder Telefon kann durch den Vorsitzenden gestattet werden.

c)     The Chairman of the General Meeting shall determine the voting procedure. Provided that the voting is not done electronically, voting shall be by ballot if more than 50 of the shareholders present so demand by a show of hands. The accord of instructions by using the internet or the telephone can be permitted by the Chairman.

Artikel 17 Quorum

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

Article 17 Quorums A resolution of the General Meeting passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:
1. die in Art. 704 Abs. 1 OR aufgeführten Geschäfte, d.h. für:	1. the cases listed in art. 704 para. 1 CO, i.e.:
(a) die Änderung des Gesellschaftszwecks;	(a) the change of the company purpose;
(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with privileged voting rights;
(c) die Beschränkung der Übertragbarkeit von Namenaktien;	(c) the restriction of the transferability of registered shares;
(d) eine genehmigte oder bedingte Kapitalerhöhung;	(d) an increase of capital, authorized or subject to a condition;
(e) die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	(e) an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;
(f) die Einschränkung oder Aufhebung des Bezugsrechts;	(f) the limitation or withdrawal of pre-emptive rights;

(g) die Verlegung des Sitzes der Gesellschaft;	(g) the change of the domicile of the Company;
2. Fusion, Spaltung und Umwandlung der Gesellschaft (zwingende gesetzliche Bestimmungen vorbehalten);	2. the merger, de-merger or conversion of the Company (subject to mandatory law);
3. die Lockerung und die Aufhebung von Übertragungsbeschränkungen der Namenaktien;	3. the alleviating or withdrawal of restrictions upon the transfer of registered shares;
4. die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt;	4. the conversion of registered shares into bearer shares and vice versa;
5. für die Auflösung der Gesellschaft mit Liquidation;	5. the dissolution of the Company followed by liquidation;
6. die Abberufung von Mitgliedern des Verwaltungsrates im Sinne von Art. 705 Abs. 1 OR; und	6. the dismissal of the members of the Board of Directors according to art. 705 para. 1 CO; and
7. die Änderung oder Aufhebung der Art. 8, 14, 15 und 16 der Statuten.	7. the amendment or elimination of the provisions of Article 8, Article 14 and Article 15 of the Articles of Association as well as those contained in this Article 16.
B. Der Verwaltungsrat	B. The Board of Directors

Artikel 18 Wahl und Konstituierung

a)     Der Verwaltungsrat besteht aus wenigstens 3 und höchstens 20 Mitgliedern. Die Amtsdauer beträgt ein Jahr, zu verstehen als Periode ab Wahl bis zum Ende der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

Article 18 Election and Constitution

a)     The Board of Directors shall consist of 3 to 20 members. The term of office shall be one year, understood to be the period from the election until the end of the next ordinary General Meeting. Re-election is possible.

b)     Die Generalversammlung wählt aus den Mitgliedern des Verwaltungsrates den Präsidenten des Verwaltungsrates. Die Amtsdauer beträgt ein Jahr, zu verstehen als Periode ab Wahl bis zum Ende der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Der Präsident hat bei Stimmengleichheit keinen Stichentscheid.

b)     The General Meeting shall elect from the members of the Board of Directors the Chairman. The term of office shall be one year, understood to be the period from the election until the end of the next ordinary General Meeting. Re-election is possible. The Chairman shall have no casting vote.

c) Der Verwaltungsrat konstituiert sich selber, sofern das Gesetz oder die Statuten nichts anderes bestimmen. Er bezeichnet einen Sekretär; dieser braucht nicht dem Verwaltungsrat anzugehören.	c) The Board of Directors shall constitute itself unless provided otherwise by law or the Articles of Association. It appoints a Secretary who does not need to be a member of the Board of Directors.

d)     Fällt der Präsident aus oder hat die Gesellschaft aus anderen Gründen keinen handlungs- und funktionsfähigen Präsidenten, so ernennt der Verwaltungsrat eines seiner Mitglieder zum Präsidenten bis zur nächsten ordentlichen Generalversammlung; die Einberufung einer Generalversammlung nach Art. 726 Abs. 2 OR bleibt vorbehalten.

d)     If the Chairman is not available to continue to hold office or if the Company does not have a Chairman capable of acting and of holding office for other reasons, then the Board of Directors shall appoint one of its members as Chairman until the next ordinary General Meeting; the calling of a General Meeting in accordance with Art. 726 para. 2 CO is reserved.

Artikel 19 Zuständigkeit und Delegation

a)     Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder Organisationsreglement einem anderen Organ zugewiesen sind.

Article 19 Ultimate Direction, Delegation

a)     The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.

b)     Der Verwaltungsrat kann aus seiner Mitte Ausschüssen bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung bestimmter Geschäfte betraut sind. Der Verwaltungsrat erlässt hierzu die notwendigen organisatorischen Weisungen. Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung ganz oder teilweise an ein Mitglied oder mehrere Mitglieder des Verwaltungsrats oder an andere natürliche Personen, welche keine Aktionäre zu sein brauchen, übertragen. Der Verwaltungsrat erlässt hierzu die notwendigen Organisationsreglemente und erstellt die erforderlichen Vertragsdokumente.

b)     The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors. The organizational regulations will be defined by the Board of Directors. While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business or parts thereof to one or more members of the Board of Directors or other natural persons who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

Artikel 20 Einzelne Befugnisse Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Befugnisse:	Article 20 Duties The Board of Directors has the following non-transferable and inalienable duties:
1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. to ultimately oversee the Company and issue the necessary directives;
2. die Festlegung der Organisation;	2. to determine the organization;
3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;	3. to organize the accounting, the financial control, as well as the financial planning;
4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen, sowie die Erteilung der Zeichnungsberechtigungen;	4. to appoint and remove the persons entrusted with the management and representation of the Company and to grant signatory power;
5. die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;
6. die Erstellung des Geschäftsberichtes, des Vergütungsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	6. to prepare the business report, the compensation report as well as the General Meeting and to implement the latter’s resolutions;
7. die Benachrichtigung des Richters im Falle der Überschuldung;	7. to inform the judge in the event of overindebtedness;
8. die Beschlussfassung über die nachträgliche Liberierung von nicht vollständig liberierten Aktien;	8. to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;
9. die Beschlussfassung über die Feststellung von Kapitalerhöhungen und die entsprechenden Statutenänderungen;	9. to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

10. Überwachung der Fachkenntnisse der Spezialrevisionsstelle in den Fällen, in denen das Gesetz den Einsatz einer solchen vorsieht.	10. to examine the professional qualifications of the specially qualified Auditors in the cases in which the law foresees the use of such Auditors.

Artikel 21 Vergütungsausschuss

a)     Der Vergütungsausschuss besteht aus mindestens 3 Mitgliedern. Die Generalversammlung wählt aus den Mitgliedern des Verwaltungsrats die Mitglieder des Vergütungsausschusses. Die Amtsdauer beträgt ein Jahr, zu verstehen als Periode ab Wahl bis zum Ende der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.

Article 21 Compensation Committee

a)     The Compensation Committee shall consist of at least 3 members. The General Meeting shall elect from the members of the Board of Directors the members of the Compensation Committee. The term of office is one year, understood to be the period from the election to the end of the next ordinary General Meeting. Re-election is possible.

b)     Jedes Mitglied des Vergütungsausschusses hat die anwendbaren Unabhängigkeitsanforderungen der New York Stock Exchange zu erfüllen, wie sie vom Verwaltungsrat nach billigem Ermessen interpretiert werden. Zur Konkretisierung dieser Anforderungen kann der Verwaltungsrat kategorische Unabhängigkeitsstandards festsetzen.

b)     Each member of the Compensation Committee shall satisfy the applicable independence requirements of the New York Stock Exchange, as such requirements are interpreted by the Board of Directors in its reasonable judgment. The Board of Directors may adopt categorical independence standards in order to specify these requirements.

c)     Der Vergütungsausschuss hat folgende Befugnisse und Zuständigkeiten:

1.     die Festlegung und Überwachung der Vergütungspolitik der Gesellschaft für Führungskräfte;

2.     die periodische Beurteilung der Vergütungsstruktur der Gesellschaft für die Mitglieder der Geschäftsleitung und, wo der Vergütungsausschuss die Aufnahme in die Beurteilung als angemessen erachtet, anderer leitender Mitarbeiter;

3.     die Genehmigung der Vergütung (i) des Chief Executive Officers und (ii) des Präsidenten des Verwaltungsrats (sofern der Präsident nicht auch der Chief Executive Officer ist), und, sofern angemessen, die Empfehlung an die unabhängigen Mitglieder des Verwaltungsrats, diese Vergütung zu bestätigen;

c)     The Compensation Committee shall have the following powers and responsibilities:

1.     to establish and oversee the Company’s executive compensation policies;

2.     to periodically assess the Company’s pay structure for the members of Executive Management and, where it deems their inclusion in such assessment is appropriate, other senior officers;

3.     to approve the compensation of (i) the chief executive officer and (ii) the Chairman of the Board of Directors (if the Chairman is not also the chief executive officer), and, if appropriate, to recommend such compensation to the independent members of the Board for ratification;

4.     die Überprüfung der Empfehlungen des Chief Executive Officers betreffend die Vergütung der anderen Mitglieder der Geschäftsleitung sowie gegebenenfalls anderer leitender Mitarbeiter und die Festsetzung der angemessenen Höhe der Vergütung;

5.     die Empfehlung der Gesamtvergütungen der Mitglieder der Geschäftsleitung, die der Generalversammlung gemäss Art. 25 zur Genehmigung vorzulegen sind, zuhanden des Verwaltungsrats;

6.     die Überprüfung und Genehmigung von Arbeitsverträgen des Chief Executive Officers, der anderen Mitglieder der Geschäftsleitung und, wo der Vergütungsausschuss die Aufnahme in die Überprüfung und Genehmigung als angemessen erachtet, anderer leitender Mitarbeiter der Gesellschaft;

7.     die Überprüfung und Empfehlung des Inhalts des Vergütungsberichts zuhanden des Verwaltungsrates, und die Überprüfung und Genehmigung des Berichts, welcher gemäss den Bestimmungen der U.S. Securities and Exchange Commission im jährlichen Proxy Statement der Gesellschaft enthalten sein muss;

8.     sonstige Aufgaben und Zuständigkeiten, welche ihm die Statuten oder der Verwaltungsrat im Reglement des Vergütungsausschusses oder anderweitig zuweisen.

4.     to review the chief executive officer’s recommendations regarding the compensation of the other members of Executive Management and other senior officers (if applicable) and to determine appropriate compensation levels;

5.     to recommend to the Board of Directors the total aggregated amounts of compensation for the members of Executive Management to be submitted for approval by the General Meeting pursuant to Article 25;

6.     to review and approve employment agreements of the chief executive officer, the other members of Executive Management and, where the Compensation Committee deems their inclusion in such review and approval is appropriate, other senior officers of the Company;

7.     to review and recommend to the Board of Directors the contents of the compensation report, and to review and approve the report required by the Rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement;

8.     any other duties and responsibilities which are assigned to it by the Articles of Association or by the Board of Directors in its charter or otherwise.

d) Der Vergütungsausschuss hat die Befugnis, Vergütungsberater, unabhängige Rechtsberater oder andere Berater beizuziehen.	d) The Compensation Committee shall have the authority to retain any compensation consultant, independent legal counsel or other adviser.

e)     Der Verwaltungsrat bestimmt unter den Mitgliedern des Vergütungsausschusses dessen Vorsitzenden und erlässt ein Reglement für den Vergütungsausschuss. Er kann ihm zusätzliche Aufgaben zuweisen sowie die statutarischen Aufgaben und Zuständigkeiten spezifizieren.

e)     The Board of Directors shall appoint among the members of the Compensation Committee its chairman and adopt regulations for the Compensation Committee. It may assign additional duties and responsibilities to it and specify the duties and responsibilities contained in the Articles of Association.

f)     Ist der Vergütungsausschuss mit weniger als 3 handlungs- und funktionsfähigen Mitgliedern besetzt, so ernennt der Verwaltungsrat ad interim unter seinen Mitgliedern im entsprechenden Umfang Mitglieder des Vergütungsausschlusses bis zur nächsten ordentlichen Generalversammlung; die Einberufung einer Generalversammlung nach Art. 726 Abs. 2 OR bleibt vorbehalten.

f)     If the Compensation Committee consists of less than 3 members capable of acting and holding office, then the Board of Directors shall appoint among its members, to the extent required, members of the Compensation Committee until the next ordinary General Meeting; the calling of a General Meeting in accordance with Art. 726 para. 2 CO is reserved.

C. Revisionsstelle und Spezialrevisionsstelle	C. Auditors and Special Auditor
Artikel 22 Amtsdauer, Befugnisse und Pflichten	Article 22 Term, Powers and Duties
a) Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	a) The Auditors shall be elected by the General Meeting and shall have the powers and duties vested in them by law.
b) Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz für Kapitalerhöhungen mit Sacheinlage oder Verrechnungsliberierung verlangten Prüfungsbestätigungen abgibt.

b)     The General Meeting may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with share capital increases against contribution in kind or set-off.

c)     Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauffolgenden ordentlichen Generalversammlung.

c)     The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting following their election.

IV. Vergütungen und damit im Zusammenhang stehende Bestimmungen	IV. Compensation and Related Provisions
Artikel 23 Vergütungselemente	Article 23 Elements of Compensation

a)     Die Mitglieder des Verwaltungsrates erhalten eine fixe Vergütung. In besonderen Fällen und nach vorgängiger Genehmigung durch die Generalversammlung kann der Verwaltungsrat einen zusätzlichen Ermessensbonus erhalten. Der Verwaltungsrat oder einer seiner Ausschüsse kann bestimmen, dass die fixe Vergütung aller oder einzelner Mitglieder des Verwaltungsrats teilweise oder ganz in der Form von Aktien ausbezahlt wird, die entweder frei handelbar oder für einen bestimmten Zeitraum für den Handel gesperrt sind. Solche Aktien sind zu ihrem Fair Value am Zuteilungsdatum zu bewerten, wie vom Verwaltungsrat oder Vergütungsausschuss festgelegt.

a)     The members of the Board of Directors shall receive fixed compensation. In exceptional cases the Board of Directors may receive an additional discretionary bonus upon prior approval by the General Meeting. The Board of Directors or a committee thereof may determine that the fixed compensation of all or individual members of the Board of Directors be paid in part or in full in the form of shares that are either freely tradable or blocked for trading for a specific period. Such shares shall be valued at their fair value at the date of grant as determined by the Board of Directors or the Compensation Committee.

b)     Die Mitglieder der Geschäftsleitung erhalten eine fixe Vergütung bestehend aus einer Grundvergütung und gewissen weiteren Zahlungen und Leistungen aus dem Arbeitsverhältnis sowie eine variable Vergütung in bar und/oder Beteiligungsrechte gemäss Art. 24.

b)     The members of the Executive Management shall receive fixed compensation consisting of a base salary and certain other employment payments and benefits, as well as variable compensation in cash and/or equity pursuant to Article 24.

c)     Rechtseinheiten, die durch die Gesellschaft direkt oder indirekt kontrolliert werden, dürfen Vergütungen an die Mitglieder des Verwaltungsrates oder der Geschäftsleitung für deren Dienste ausrichten, sofern solche Vergütungen durch einen genehmigten Gesamtbetrag oder einen Zusatzbetrag nach Art. 25 gedeckt sind.

c)     Legal entities which are directly or indirectly controlled by the Company may pay compensation to members of the Board of Directors or of the Executive Management for their services, provided that such compensation is covered by an approved aggregate amount or an additional amount pursuant to Article 25.

d)     Insbesondere die folgenden Leistungen gelten nicht als Vergütungen, Darlehen oder Kredite und werden nicht zu den Beträgen hinzugezählt, die gemäss Art. 25 der Genehmigung durch die Generalversammlung unterliegen:

d) In particular, the following items are not deemed compensation, loans or credits and shall not be added to the amounts subject to approval according to Article 25:
1. Auslagenersatz und steuerlich abzugsfähige Spesenpauschalen;	1. Reimbursement of expenses and tax-deductible lump-sum expenses;
2. Prämien für Versicherungen, die nach Beurteilung des Vergütungsausschusses im Interesse der Gesellschaft liegen;	2. premiums for insurance which are in the view of the Compensation Committee entered into in the interest of the Company;

3. Geringfügige Sachleistungen, allgemeine Mitarbeitervergünstigungen und andere ähnliche Fringe Benefits;	3. insignificant benefits in kind, general employee benefits and other similar fringe benefits;
4. Entschädigungen, Vorschüsse und Versicherungen gemäss Art. 23 lit. e).	4. indemnification, advances and insurances according to Article 23(e).

e)     Soweit es das Gesetz zulässt, werden die gegenwärtigen und früheren Mitglieder des Verwaltungsrates sowie der Geschäftsleitung aus dem Gesellschaftsvermögen schadlos gehalten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstanden sind bzw. gegen diese erhoben worden sind oder möglicherweise entstehen bzw. gegen diese erhoben werden, es sei denn, ein rechtskräftiger Entscheid eines Gerichts oder einer anderen Behörde stelle fest, dass die betreffende Person die obgenannten Auslagen und Verpflichtungen aufgrund einer vorsätzlichen oder grobfahrlässigen Pflichtverletzung verursacht hat.

e)     The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each of the current and former members of the Board of Directors and officers out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them have incurred or sustained or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgement or decree not subject to appeal, to have committed fraud or dishonesty.

Unabhängig von vorstehender Bestimmung schiesst die Gesellschaft den Mitgliedern des Verwaltungsrats sowie der Geschäftsleitung die im Zusammenhang mit oben erwähnten Angelegenheiten entstehenden Gerichts- und Anwaltskosten vor. Ausgenommen sind jene Fälle, in denen die Gesellschaft selbst gegen die betreffenden Personen vorgeht. Die Gesellschaft kann die aufgewendeten Auslagen zurückfordern, wenn ein Gericht oder eine andere zuständige Behörde rechtskräftig feststellt, dass die betreffende Person gegenüber der Gesellschaft eine Pflichtverletzung begangen hat.

Without limiting the foregoing paragraph, the Company shall advance court costs and attorney’s fees to such current and former members of the Board of Directors and officers, except in cases where the Company itself is plaintiff. The Company may however recover such advanced cost if a court or another competent authority holds that the member of the Board of Directors or the officer in question has breached its duties to the Company.

Die Gesellschaft kann Versicherungen gegen jegliche Haftung, die gegen die Mitglieder des Verwaltungsrates und die leitenden Angestellten in ihrer Eigenschaft als solche geltend gemacht wird, abschliessen und aufrechterhalten.

The Company may purchase and maintain insurance against any liability asserted against the members of the Board of Directors and officers in their capacity as such.

f)     Im Rahmen dieses Abschnitts IV umfasst der Begriff “Geschäftsleitung” auch jedes Mitglied des Verwaltungsrats, welches gleichzeitig ein Mitglied der Geschäftsleitung ist (Delegierte des Verwaltungsrats).

f) Within this section IV, the term “Executive Management” shall also encompass any member of the board of directors who is a member of the Executive Management at the same time (Managing Director).
Artikel 24 Anreiz- und Beteiligungspläne	Article 24 Incentive and Equity Plans

a)     Variable Vergütungen, die Mitgliedern der Geschäftsleitung im Zusammenhang mit einem bestimmten Jahr bezahlt oder gewährt werden, können aus einem Bonus in bar gemäss Art. 24 lit. c) und aus Zuteilungen von Beteiligungsrechten (aktienbasierten Awards) mit langfristiger Anreizwirkung gemäss Art. 24 lit. d) bestehen, zuzüglich gegebenenfalls Beiträgen des Arbeitsgebers für die Pensionskasse und Sozialversicherungen. In besonderen Fällen und nach vorgängiger Genehmigung durch die Generalversammlung können die Mitglieder der Geschäftsleitung einen zusätzlichen Ermessensbonus erhalten. Des Weiteren kann der Verwaltungsrat oder der Vergütungsausschuss bestimmen, dass die Mitglieder der Geschäftsleitung berechtigt sind, am Mitarbeiterbeteiligungsplan der Gesellschaft teilzunehmen, welcher von der Generalversammlung mittels konsultativem oder bindendem Beschluss, wie nach anwendbarem Recht (inklusive den US-Wertschriftengesetzen) verlangt, genehmigt wurde.

a)     Variable compensation paid or granted to the members of the Executive Management in relation to a certain year may consist of a cash bonus pursuant to Article 24(c) and long-term incentive equity awards pursuant to Article 24(d), plus, if applicable, social security and pension plan contributions on the part of the employer. In exceptional cases the members of the Executive Management may receive an additional discretionary bonus upon prior approval by the General Meeting. Furthermore, the Board of Directors or the Compensation Committee may determine that the members of Executive Management are eligible to participate in the Company’s employee share purchase plan that has been approved by the General Meeting by a binding or advisory vote as required by applicable law (including U.S. securities laws).

b)     Variable Vergütungen beruhen auf Performancekriterien, welche die Performance der Gesellschaft und der Gruppe und/oder von deren Geschäftseinheiten und/oder individuelle Zielen berücksichtigen. Der Verwaltungsrat oder der Vergütungsausschuss setzen Performancekriterien, Zielwerte und deren Erreichung fest (wobei die Bestimmung von individuellen Zielen und deren Erreichung in Bezug auf jedes andere Mitglied der Geschäftsleitung an den Chief Executive Officer delegiert werden kann). Wenn der Verwaltungsrat oder der Vergütungsausschuss es als zweckmässig erachtet, kann er auch Zuteilungen mit langfristiger Anreizwirkung gewähren, welche unabhängig von der Erreichung von Zielen in der Vergangenheit an die zukünftige Performance geknüpft sind.

b)     Variable compensation shall be based on performance criteria that take into account the performance of the Company and the group and/or operating units thereof, and/or individual targets. The Board of Directors or the Compensation Committee determines performance criteria, target levels, and their achievement (it being understood that the determination of individual targets and their achievement may be delegated to the chief executive officer in respect to any other member of Executive Management). If deemed appropriate, the Board of Directors or Compensation Committee may also grant long-term incentive awards that are linked to future performance independently from the achievement of targets in the past.

c)     Der Bonus in bar wird unter Anwendung der obengenannten Kriterien und Rahmenbedingungen basierend auf Leistungen ausbezahlt, die grundsätzlich unter Zugrundelegung des einjährigen Zeitraums gemessen werden, auf den sich der Bonus in bar bezieht.

c) The cash bonus is paid out based on achievements which are generally measured based on the one-year period to which the cash bonus relates, applying the above criteria and framework.

d)     Der Umfang der Zuteilungen von Beteiligungsrechten (aktienbasierten Awards) mit langfristiger Anreizwirkung (long-term incentive) wird durch den Verwaltungsrat oder den Vergütungsausschuss festgelegt. Er kann aus Aktienoptionen, Aktien mit Veräusserungssperre, Performance-Aktien und sonstigen Beteiligungsinstrumenten bestehen, die gemäss einem Beteiligungsplan zulässig sind, welcher von der Generalversammlung mittels konsultativem oder bindendem Beschluss, wie vom anwendbaren Recht (inklusive den US-Wertschriftengesetzen) verlangt, genehmigt wurde.

d)     The amount of long-term incentive equity awards granted shall be determined by the Board of Directors or the Compensation Committee and may consist of stock options, restricted stock, performance shares or any other equity instruments permitted by an equity plan that has been approved by the General Meeting by a binding or advisory vote as required by applicable law (including U.S. securities laws).

e)     Zuteilungen von Beteiligungsrechten (aktienbasierte Awards) stellen grundsätzlich Vergütungen im Jahr dar, in der gegebenenfalls die Performance zum Zwecke der Festlegung des Umfangs der Zuteilung gemessen wurde (d.h. wenn eine Zuteilung im Zusammenhang mit der Beurteilung der Performance im Vorjahr erfolgt, stellt diese Zuteilung Vergütung in Bezug auf dieses Vorjahr dar), oder andernfalls Vergütungen am Tag der Zuteilung dar. Sie sind grundsätzlich zu ihrem Fair Value am Zuteilungsdatum zu bewerten, wie vom Verwaltungsrat oder Vergütungsausschuss festgelegt. Wenn der Verwaltungsrat oder der Vergütungsausschuss es unter den gegebenen Umständen als angemessen erachtet, kann er bestimmen, dass eine Zuteilung oder ein Teil einer Zuteilung eine Vergütung in einem anderen Jahr darstellt und an einem anderen Datum bewertet wird (soweit dies nach anwendbarem Recht, inklusive den US-Wertschriftengesetzen, zulässig ist).

e)     Any equity awards generally constitute compensation for the year during which performance was measured in order to determine the size of the award, if applicable (i.e., if an award is granted in connection with review of prior-year performance, then such award shall constitute compensation with respect to such prior year), and otherwise at the date of grant. They shall be generally valued at their fair value at the date of grant as determined by the Board of Directors or the Compensation Committee. If the Board of Directors or the Compensation Committee deems it reasonable under the circumstances, it may determine that all or part of an award shall constitute variable compensation in a different year and be valued at a different date (to extent permitted by applicable law, including U.S. securities laws).

f)     Der Verwaltungsrat oder der Vergütungsausschuss ist autorisiert, die näheren Vorschriften und Bedingungen von variablen Vergütungen zu spezifizieren, sei dies in Bonus- und Beteiligungsplänen, Arbeits- oder Zuteilungsverträgen oder anderweitig. Sie bestimmen die Bedingungen der Gewährung, der Unverfallbarkeit (Vesting), der Sperrung, der Ausübung und des Verfalls von aktienbasierten Awards und können Mechanismen zur Anpassung oder Rückforderung von variablen Vergütungen vorsehen. Sie können insbesondere vorsehen, dass gewisse variable Vergütungen oder deren Äquivalent in bar während einer Freistellung ausbezahlt oder gewährt werden (wobei in diesem Fall die Ausrichtung auf dem im letzten Jahr bzw. in den letzten Jahren ausgerichteten durchschnittlichen Bonus bzw. Incentive oder dem Zielbonus bzw. -incentive basieren kann) und dass aktienbasierte Awards (i) im Falle eines Kontrollwechsels betreffend die Gesellschaft und (ii) im Falle der Beendigung der Anstellung eines Mitgliedes der Geschäftsleitung unverfallbar werden (vesten) und Sperrfristen aufgehoben werden.

f)     The Board of Directors or the Compensation Committee is authorized to specify any further terms and conditions of variable compensation, be it in bonus and equity incentive plans, employment or award agreements or otherwise. They shall determine grant, vesting, blocking, exercise and forfeiture conditions of any equity awards and may provide for mechanisms for adjustment or clawback of variable compensation. In particular, they may provide that certain variable compensation or their cash equivalent is paid or granted during garden leave (in which case the payout may be based on the average bonus or incentive paid in the last year(s) or on the target bonus or incentive), and that equity awards will vest and any blocking periods will be waived (i) in the event of a change in control regarding the Company and (ii) in the event of termination of employment of a member of the Executive Management.

g)     Der Verwaltungsrat oder der Vergütungsausschuss ist dafür verantwortlich, für jedes Mitglied der Geschäftsleitung das proportionale Verhältnis der jährlichen Grundvergütung und der Komponenten der variablen Vergütung zu bestimmen. Dies erfolgt unter Berücksichtigung der vorstehend umschriebenen Performancekriterien und individuellen Ziele und des proportionalen Verhältnisses der Vergütungsstruktur in vergleichbaren Unternehmen, welche den Aktionären auf jährlicher Basis mitgeteilt und veröffentlicht werden (wobei der Verwaltungsrat oder der Vergütungsausschuss jedoch von der Norm oder den Praktiken anderer Gesellschaften abweichen kann, wenn er es für Zwecke des Geschäfts, der Rekrutierung oder der Mitarbeiterbindung für angemessen hält). In Übereinstimmung mit, und unter Vorbehalt von, Art. 25 der Statuten darf die gesamte Vergütung (einschließlich der festen und variablen Vergütung), welche allen Mitgliedern der Geschäftsleitung in Bezug auf ein Kalenderjahr ausgerichtet wird, in keinem Fall den Gesamtbetrag übersteigen, welcher vorgängig durch die Generalversammlung für die Vergütung der Geschäftsleitung für dieses Kalenderjahr genehmigt wurde.

g)     The Board of Directors or the Compensation Committee shall be responsible for determining for each member of Executive Management the proportional balance of base annual salary and the components of variable compensation, following consideration of the performance criteria and individual targets described above, and the proportional balance of compensation structures at peer group companies that shall be published and disclosed to shareholders on an annual basis (provided the Board of Directors or Compensation Committee may deviate from the norm or other companies’ practices if it deems appropriate for business, recruitment or retention purposes). In accordance with, and subject to, Article 25 below, in no event shall the aggregate compensation (including fixed and variable compensation) paid with respect to any calendar year to all members of Executive Management exceed the total aggregate amount previously approved by the General Meeting for the compensation of the Executive Management for such calendar year.

Artikel 25 Genehmigung von Vergütungen	Article 25 Approval of Compensation
a) Die ordentliche Generalversammlung genehmigt jedes Jahr je den maximalen Gesamtbetrag:	a) Each year the ordinary General Meeting shall approve separately the maximum aggregate amount each of:
1. der Vergütungen für den Verwaltungsrat bis zur nächsten ordentlichen Generalversammlung; und	1. the compensation of the Board of Directors until the next ordinary general meeting; and
2. der Vergütungen für die Geschäftsleitung für das nächste Kalenderjahr.	2. the compensation of the Executive Management for the next calendar year.

b)     Genehmigt die Generalversammlung einen Gesamtbetrag nach Art. 25 lit. a) nicht, so berücksichtigt der Verwaltungsrat die Ergebnisse der Abstimmung, andere Aktionärsrückmeldungen sowie weitere Aspekte nach eigenem Ermessen und er kann anschliessend an einer nachfolgenden (ordentlichen oder ausserordentlichen) Generalversammlung einen neuen Antrag für einen solchen Gesamtbetrag stellen, und die Gesellschaft darf Vergütungen unter Vorbehalt der nachträglichen Genehmigung durch die Generalversammlung ausrichten. Der Verwaltungsrat darf auch Genehmigungsanträge aufteilen, indem er Anträge in Bezug auf einzelne Vergütungselemente, kürzere Zeitperioden oder einen engeren Personenkreis stellt.

b)     If the General Meeting does not approve an aggregate amount pursuant to Article 25(a), the Board of Directors shall consider the results of the vote, other shareholder feedback and other matters in its discretion and it may thereafter submit a new proposal for such aggregate amount at a subsequent (extraordinary or ordinary) General Meeting, and the Company may pay compensation subject to the subsequent approval. The Board of Directors may also split proposals for approval by submitting proposals in respect to particular elements of compensation, shorter periods of time, or a more limited group of persons.

c)     Die Generalversammlung kann jederzeit eine nachträgliche Erhöhung eines genehmigten Gesamtbetrags oder zusätzliche Beträge für gewisse Vergütungselemente genehmigen. Sie kann insbesondere einen möglichen ausserordentlichen Bonus genehmigen, der auszurichten ist: (i) an den Verwaltungsrat in bar oder Aktien für in einer vorangehenden Periode geleistete ausserordentliche und zusätzliche Arbeit, oder (ii) an die Geschäftsleitung für die Leistung im vorherigen Kalenderjahr ausserhalb und zusätzlich zu einem Bonus, der im Rahmen von Art. 25 lit. a) Ziff. 2 der Statuten ausgerichtet wurde.

c)     The General Meeting may at any time approve a subsequent increase of an approved aggregate amount or approve additional amounts for certain elements of compensation. In particular, it may approve a possible extraordinary bonus payable (i) to the Board of Directors in cash or shares for extraordinary and additional work performed in a preceding period or (ii) to the Executive Management for the performance in the prior calendar year outside of and in addition to any bonus paid within the scope of Article 25(a)(2) above.

d)     Die Gesellschaft ist berechtigt, eine Vergütung (einschließlich Entschädigung für den Verlust von Vergütung oder für finanzielle Nachteile im Zusammenhang mit dem Arbeitswechsel) an solche Mitglieder der Geschäftsleitung zu bezahlen, die nach dem relevanten Genehmigungsbeschluss der Generalversammlung (i) in die Geschäftsleitung eintreten oder (ii) innerhalb der Geschäftsleitung zum Chief Executive Officer befördert werden; dies selbst dann, wenn der durch die Generalversammlung bereits genehmigte Betrag nicht ausreichend ist. Diese Zusatzbeträge müssen nicht durch die Generalversammlung genehmigt werden, sofern ihre Summe in jeder einzelnen relevanten Zeitspanne 40% des genehmigten maximalen Gesamtbetrags (vollständig, nicht pro rata temporis) der Vergütung für die Mitglieder der Geschäftsleitung für diesselbe Zeitspanne nicht überschreitet, für welche die Genehmigung durch die Generalversammlung bereits erteilt wurde.

d)     The Company is authorized to pay compensation (including indemnification for loss of compensation or for financial disadvantages in connection with the change of employment) to such members of the Executive Management who after the relevant approval resolution by the General Meeting (i) join the Executive Management or (ii) are promoted within the Executive Management to Chief Executive Officer, even if the total amount already approved by the General Meeting is not sufficient. These supplementary amounts do not need to be approved by the General Meeting, provided that their sum in each single relevant period of time does not exceed 40% of the approved maximum aggregate amount (in full not pro rata temporis) of the compensation of the members of the Executive Management for the same period of time for which approval by the General Meeting has already be obtained.

e) Eine Überschreitung der genehmigten maximalen Gesamtbeträge aufgrund von Wechselkursschwankungen ist unbeachtlich.	e) Any excess of the approved maximum aggregate amounts due to exchange rate fluctuations shall be disregarded.
Artikel 26 Zulässige zusätzliche Tätigkeiten a) Ein Mitglied des Verwaltungsrats darf nicht mehr als die folgende Anzahl zusätzlicher Mandate (wie nachstehend definiert) halten:	Article 26 Permitted Additional Activities a) Any member of the Board of Directors shall hold no more than the following numbers of additional mandates (as defined below):
1. biszu 4 Mandate in börsenkotierten Unternehmen;	1. upto 4 mandates in publicly-traded companies;
2. biszu 10 Mandate in nichtkotierten Unternehmen;	2. upto 10 mandates in privately-held companies; and
3. bis zu 10 Mandate in Stiftungen, Vereinen, wohltätigen Organisationen und anderen Rechtseinheiten.	3. up to 10 mandates in foundations, associations, charitable organizations and other entities.

b)     Die Begrenzungen in Art. 26 lit. a) der Statuten gelangen auch für Mitglieder der Geschäftsleitung zur Anwendung, wobei die maximale Anzahl zusätzlicher Mandate in börsenkotierten Unternehmen (Ziff. 1 vorstehend) jedoch bei 2 liegt.

b)     The limitations set forth in Article 26(a) above shall also apply to members of the Executive Management provided, however, that the maximum number of additional mandates in publicly-traded companies (no. 1 above) shall be 2.

c)     Mandate, die in verschiedenen Rechtseinheiten ein und desselben Konzerns oder auf Anordnung der Gesellschaft oder einer anderen Rechtseinheit gemäss Art. 26 lit. a) der Statuten gehalten werden (einschliesslich in Vorsorgeeinrichtungen und Gemeinschaftsunternehmen), zählen nicht als separate Mandate. Eine kurzfristige Überschreitung der in diesem Artikel geregelten Begrenzungen ist zulässig.

c)     Mandates held in different legal entities of the same group or by order of the Company or of another legal entity pursuant to Article 26(a) above (including in pension funds and joint ventures) shall not count as separate mandates. It is admissible to exceed the limitations set forth in this Article for a short period of time.

d)     Ein “Mandat” im Sinne dieses Artikels ist ein Mandat in den obersten Leitungs- oder Verwaltungsorganen von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, mit Ausnahme der Gesellschaft und Rechtseinheiten, die durch die Gesellschaft kontrolliert werden oder diese kontrollieren.

d)     A “mandate” within the meaning of this Article shall mean a mandate in superior governing or administrative bodies of legal entities that are obliged to register themselves in the commercial registry or any comparable foreign register except for the Company and any entity controlled by, or controlling, the Company.

Artikel 27 Vereinbarungen mit der Geschäftsleitung und dem Verwaltungsrat	Article 27 Agreements with Executive Management and the Board of Directors

a)     Arbeits- und Dienstleistungsverträge mit Mitgliedern der Geschäftsleitung und, falls anwendbar, mit Mitgliedern des Verwaltungsrates sind in der Regel unbefristet und können eine Kündigungsfrist von bis zu 12 Monaten vorsehen. Falls der Verwaltungsrat oder einer seiner Ausschüsse zum Schluss gelangt, dass eine befristete Vertragsdauer angemessen ist, so übersteigt diese nicht 12 Monate.

a)     Any employment or service agreements of the members of the Executive Management and, if applicable, with members of the Board of Directors are as a general rule without fixed term and may provide for notice periods of up to 12 months. If the Board of Directors or any of its Committees comes to the conclusion that a fixed term is appropriate, the fixed term shall not exceed 12 months.

b)     Die Gesellschaft kann mit Mitgliedern der Geschäftsleitung entschädigte Konkurrenzverbote für eine Dauer von bis zu 2 Jahren nach der Beendigung des Arbeitsverhältnisses vereinbaren. Die Entschädigung, die pro Jahr des Konkurrenzverbots zu entrichten ist, beträgt maximal die Summe (i) der letzten jährlichen Grundvergütung des Mitglieds, (ii) des Durchschnitts der letzten drei tatsächlichen Jahresboni des Mitglieds, und (iii) der Prämienzahlungen für Kranken- und/oder Zahnversicherung basierend auf der Wahl des Mitglieds zur Zeit der Beendigung des Arbeitsverhältnisses. Zudem kann die Gesellschaft die Ausrichtung bestimmter Vergütungselemente, die mit in der Vergangenheit erbrachten Leistungen eines Mitglieds im Zusammenhang stehen, vom Abschluss und der Einhaltung eines Konkurrenzverbots abhängig machen, so insbesondere (i) die Ausrichtung eines pro rata Bonusbetrags für das Jahr,

b)     The Company may enter into compensated non-competition agreements with members of the Executive Management with a duration of up to 2 years after termination of the employment. The compensation payable for each year of the non-compete obligation shall not exceed the sum of (i) the last annual base salary of the member, (ii) the average of the member’s last three actual annual bonuses, and (iii) health and/or dental premium payments based upon the member’s elections in effect as of the termination. Furthermore, the Company may condition the payment of certain compensation items related to a member’s past services on the entering into and compliance with a non-competition agreement, including without limitation the payment of (i) a pro rata bonus in welchem das Arbeitsverhältnis mit dem Mitglied beendet wurde, basierend auf der Arbeitsdauer in diesem Jahr und dem Durchschnitt der letzten drei tatsächlichen Jahresboni des Mitglieds, und (ii) das fortgesetzte Vesting von aktienbasierten Awards, die ab dem Zeitpunkt der Beendigung des Arbeitsverhältnisses nicht gevestet (unverfallbar) sind, sowie, falls anwendbar, die fortgesetzte Möglichkeit, bestimmte aktienbasierte Awards (wie Optionen) auszuüben, beides gleich wie während dem Arbeitsverhältnis. Wenn jedoch bis zur Beendigung gemäss Art. 27 lit. a) eine Freistellung gewährt wurde, wird der maximale Zeitraum von 2 Jahren (oder die maximale Entschädigung, die gestützt auf diesen Zeitraum berechnet wird) für ein entschädigtes Konkurrenzverbot entsprechend reduziert.

amount for the year in which the member is terminated based upon time worked during such year and the average of the member’s last 3 actual annual bonuses and (ii) continued vesting of the member’s equity awards that are unvested as of the date of termination and, if applicable, continued ability to exercise the member’s equity awards (such as options), each as during employment. If, however, any garden leave was granted until termination under Article 27(a), then the maximum period of 2 years (or the maximum compensation that is calculated based on such period) for any compensated non-compete agreement shall be reduced accordingly.

Artikel 28 Vorsorgeleistungen

a)     Die Gesellschaft kann eine oder mehrere unabhängige Vorsorgeeinrichtungen für die berufliche Vorsorge errichten oder sich solchen anschliessen. Arbeitgeberseitige Beiträge an solche Vorsorgeeinrichtungen, nicht aber die von solchen Vorsorgeeinrichtungen ausgerichteten reglementarischen Leistungen, gelten als Bestandteil der Vergütung. Aufgrund anwendbarer Regelungen (inklusive unter qualifizierten und nichtqualifizierten beitragsorientierten Plänen) für die berufliche Vorsorge direkt vom Arbeitgeber geäufnete bzw. ausgerichtete Vorsorgeleistungen werden gleich behandelt wie Beiträge an und Leistungen von Vorsorgeeinrichtungen.

Article 28 Retirement Benefits

a)     The Company may establish one or more independent pension funds for occupational pension benefits or may join such funds. Contributions to such pension funds on the part of the employer, but not benefits which are paid out by such pension funds, are deemed part of the compensation. Retirement benefits accumulated or paid directly by the employer based on applicable regulations on occupational pension benefits (including under qualified and non-qualified defined contribution plans) are treated the same way as contributions to and benefits by pension funds.

b)     Die Gesellschaft und ihre Tochtergesellschaften können Mitgliedern der Geschäftsleitung anstelle oder zusätzlich zu den Leistungen nach Art. 28 lit. a) direkt Vorsorgeleistungen (wie Renten, Kauf von Krankenversicherungen und dgl.) ausserhalb der beruflichen Vorsorge in Aussicht stellen und nach ihrem Ausscheiden ausbezahlen. Solche Renten sollen pro Jahr die letzte an dieses Mitglied ausbezahlte jährliche Grundvergütung nicht übersteigen. Bei Kapitalabfindungen wird der Wert einer Vorsorgeleistung aufgrund anerkannter versicherungsmathematischer Methoden ermittelt. Die Zahlung von Überbrückungs- bzw. Zwischenleistungen zwischen Frühpensionierung und regulärem Rentenalter ist möglich. Zudem können die Mitglieder der Geschäftsleitung an den von der Gesellschaft unterhaltenen Krankenversicherungsprogrammen teilnehmen.

b)     Instead or in addition to benefits pursuant to Article 28(a), the Company and its subsidiaries may directly offer retirement benefits (such as pensions, purchase of health care insurances etc.) outside of the scope of occupational pension benefit regulations to members of the Executive Management and may pay them out after retirement. Such retirement benefits shall not exceed the last paid out annual base salary of the respective member per year. In the case of lump-sum settlements, the value of a pension shall be determined based on recognized actuarial methods. The payment of bridge or interim annuities between early retirement and the regular retirement age is possible. In addition, the members of the Executive Management may participate in the health plans maintained by the Company.

Artikel 29 Rechtsnatur	Article 29 Legal Nature
Die Bestimmungen dieses Abschnitts sind gesellschaftsrechtlicher Natur und begründen keine individuellen Leistungsansprüche.	The provisions of this section are of a company-law nature and do not create individual claims for benefits.
IV.a Sacheinlagen	IV.a Contribution in kind

Artikel 29a Sacheinlagen

Im Zusammenhang mit der Kapitalerhöhung vom 14. Januar 2016 sowie zwecks Fusion der William Investment Holding Corporation, New Jersey, USA, einer indirekten Tochtergesellschaft der Gesellschaft, mit The Chubb Corporation, New Jersey, USA, erwirbt die Gesellschaft von ACE Group Holdings, Inc., New York, USA, fünf Schuldverschreibungen der ACE Group Holdings, Inc., New York, USA, in Höhe von USD 3’000’000’000, USD 3’000’000’000, USD 1’500’000’000, USD 2’500’000’000 und USD 4’031’886’985.68 sowie von ACE INA Holdings Inc., Pennsylvania, USA, eine Schuldverschreibung der ACE INA Holdings Inc., Pennsylvania, USA, in Höhe von USD 1’007’971’736.46 zu einem Gesamtwert von CHF 15’072’946’411.33. Im Gegenzug hat die Gesellschaft 127’772’962 Namenaktien der Gesellschaft mit einem Nennwert von CHF 24.15 an ACE Group Holdings, Inc., New York, USA, und 9’178’490 Namenaktien der Gesellschaft mit einem Nennwert von CHF 24.15 an ACE INA Holdings Inc., Pennsylvania, USA, ausgegeben.

Article 29a Contribution in kind

In connection with the capital increase dated 14 January 2016 and for the purpose of the merger of William Investment Holding Corporation, New Jersey, USA, an indirect subsidiary of the Company with The Chubb Corporation, New Jersey, USA, the Company acquires from ACE Group Holdings, Inc., New York, USA, five notes of ACE Group Holdings, Inc., New York, USA in the amount of USD 3,000,000,000, USD 3,000,000,000, USD 1,500,000,000, USD 2,500,000,000, and USD 4,031,886,985.68, respectively, and from ACE INA Holdings Inc., Pennsylvania, USA, one note of ACE INA Holdings Inc., Pennsylvania, USA, in the amount of USD 1,007,971,736.46 at a total value of CHF 15,072,946,411.33. In return, the Company has issued 127,772,962 registered shares in the Company with a par value of CHF 24.15 each to ACE Group Holdings, Inc., New York, USA, and 9,178,490 registered shares in the Company with a par value of CHF 24.15 each to ACE INA Holdings Inc., Pennsylvania, USA.

V. Liquidation	V. Liquidation

Artikel 30 Auflösung und Liquidation

a)     Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.

Article 30 Dissolution and Liquidation

a)     The General Meeting may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

b) Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird.	b) The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting has not entrusted the same to other persons.
c) Die Liquidation ist gemäss Art. 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.

c)     The liquidation of the Company shall take place in accordance with art. 742 et seq. of the Swiss Code of Obligations. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

d) Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter die Aktionäre nach Massgabe der einbezahlten Beträge verteilt.	d) After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.
VI. Mitteilungen und Sprache der Statuten	VI. Notices and Language of the Articles of Association
Artikel 31 Mitteilungen und Bekanntmachungen a) Das Schweizerische Handelsamtsblatt ist das offizielle Publikationsmittel der Gesellschaft.	Article 31 Communications and Announcements a) The official means of publication of the Company shall be the “Schweizerisches Handelsamtsblatt”.
b) Mitteilungen der Gesellschaft an die Aktionäre sowie andere Bekanntmachungen erfolgen durch Publikation im “Schweizerisches Handelsamtsblatt”.	b) Shareholder invitations and communications of the Company shall be published in the “Schweizerisches Handelsamtsblatt”.

Artikel 32 Sprache der Statuten Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.

Article 32 Language of the Articles of Association

In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

Zürich, 14. Januar 2016 / Zurich, 14 January 2016

/s/ Olivier Steimer
Olivier Steimer